                           GOULDS PUMPS, INC.
                         FAIRPORT, NEW YORK 14450

                                                          March 31, 1995



               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD MAY 3, 1995



To the Stockholders of Goulds Pumps, Incorporated:


     Please Take Notice that the Annual Meeting of the Stockholders of
Goulds Pumps, Incorporated will be held at the Holiday Inn, Seneca Falls, New York (1/4 mile north of the intersection of NY 414 and US 20, midway between Seneca Falls and Waterloo, New York) on Wednesday, May 3, 1995, at ten o'clock A.M., E.D.T., for the following purposes:


      1.  To elect seven Directors.

      2. To ratify the appointment of Deloitte & Touche as independent certified public accountants for 1995.

      3. To act on a stockholder proposal to authorize and request that the Board of Directors reduce the number of authorized shares of Common Stock ($1 par value) from 90 million to 25 million.

      4. To transact such other business as may properly come before the meeting or any adjournment thereof.


     All of the above items are more fully described in the attached Proxy Statement. Only holders of stock of record at the close of business on March 7, 1995 will be entitled to notice of and to vote at the meeting.

                              By Order of the Board of Directors


                                 Eugene B. Bradshaw
                                    Secretary


     The Board of Directors will appreciate your marking, signing and returning promptly the accompanying proxy card, no matter how large or how small your holdings may be.

                              GOULDS PUMPS, INC.
                          FAIRPORT, NEW YORK 14450


                               PROXY STATEMENT

                   ANNUAL MEETING OF STOCKHOLDERS, MAY 3, 1995


     The accompanying form of proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Goulds Pumps, Incorporated, 300 WillowBrook Office Park, Fairport, New York 14450-4285 ("Corporation" or "Company"), to be held on May 3, 1995. Solicitation of proxies by mail is expected to commence on March 31, 1995. The shares represented by the proxies received prior to the vote will be voted FOR the election of Directors as set forth herein (unless authority to vote is withheld), FOR the ratification of the appointment of Deloitte & Touche as auditors for the year 1995 and AGAINST the Stockholder Proposal, unless specific instructions to the contrary are given or an abstention from voting is indicated by the stockholder. The enclosed form of proxy is revocable at any time prior to the exercise thereof by delivery of written notice of revocation to the Secretary.

     The Company has one class of stock outstanding, its Common Stock, and the holders of record at the close of business on March 7, 1995 are entitled to vote at the meeting. On the record date, there were 21,217,092 shares of Common Stock outstanding, and each share entitles the holder to one vote on each matter to come before the meeting.

     One-third of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted as present in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted as present. Accordingly, abstentions will have the effect of a negative vote on the Stockholder Proposal. Broker non-votes will have no effect on the outcome of the votes on the Stockholder Proposal or on the election of Directors.


                         ELECTION OF DIRECTORS


     Seven Directors, constituting the entire Board, are to be elected to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. The names of, and certain information with respect to, the persons nominated by the Board of Directors for election as Directors follow. Shares represented by proxies solicited by the Board of Directors will be voted for the election of these nominees unless otherwise indicated on the proxy card. The Board of Directors believes that all of the nominees will be available, willing and able to serve as Directors, but if for any reason any nominee becomes unavailable for election, discretionary authority may be exercised to vote for substitutes proposed by the Board of Directors. All of the nominees are presently serving as Directors of the Corporation and were elected at the 1994 Annual Meeting.

                             DIRECTORS


WILLIAM W. GOESSEL

     Mr. Goessel, 67 years of age, a Director since 1976, retired in 1993 from Harnischfeger Industries, Inc., Milwaukee, Wisconsin, a manufacturer of mining equipment, material handling systems and paper making machines and a designer and integrator of automated material handling systems, where he had been Chairman since 1992, and Chairman and Chief Executive Officer since 1986. He is a member of the Company's Human Resources Committee and the Committee on Directors. He is a Director of Measurex Corporation and Twin Disc, Incorporated.


MELVIN HOWARD

     Mr. Howard, 60 years of age, a Director since 1984, has been Chairman of Sector Management, Inc., Westport, Connecticut, an investment firm, since 1993. He had retired in 1990 from Xerox Corporation, Stamford, Connecticut, where he had been Vice Chairman of the Board from 1986 to 1990. He is a member of the Company's Audit and Pension Committees.


BARBARA B. LUCAS

     Ms. Lucas, 49 years of age, a Director since 1992, has been Vice President-Public Affairs and Corporate Secretary of The Black & Decker Corporation, Towson, Maryland, a global manufacturer of power tools and home improvement products, since 1985. She is a member of the Company's Human Resources Committee and the Committee on Directors.


THOMAS C. McDERMOTT

     Mr. McDermott, 58 years of age, a Director since 1988, has been President and Chief Executive Officer of the Company since 1994. He retired in 1993 from Bausch & Lomb, Incorporated, Rochester, New York, a health care and optics company, where he had been President and Chief Operating Officer from 1986 to 1993. He is a member of the Company's Executive and Pension Committees. He is a Director of A.T. Cross Company and Revere Copper Products, Inc.


JAMES C. MILLER III

     Mr. Miller, 52 years of age, a Director since 1990, is Counsellor to Citizens for a Sound Economy, Washington, D.C., and from 1989 to 1993 had served as Chairman of that organization's Board of Directors. Since 1988, he has also been John M. Olin Distinguished Fellow at the Center for Study of Public Choice at George Mason University, Fairfax, Virginia. He is Chairman and Director of Economic Impact Analysts, Inc., and a Director of Ameribanc Investors Group, Washington Mutual Investors, Inc. and The Union Corporation. He is a member of the Company's Pension Committee and the Committee on Directors.

PETER ODDLEIFSON

     Mr. Oddleifson, 62 years of age, a Director since 1974, is a Partner in the law firm of Harris Beach & Wilcox, Rochester, New York, which firm has been and is currently engaged in performing various legal services for the Corporation. He is a member of the Company's Executive and Audit Committees. He is a Director of Rochester Midland Corp.


ARTHUR M. RICHARDSON

     Mr. Richardson, 68 years of age, a Director since 1980, has been President of Richardson Capital Corporation, Rochester, New York, an investment enterprise, since 1985. He is a member of the Company's Executive, Human Resources and Audit Committees. He is a Director of Raymond
Corporation, Rochester Gas and Electric Corporation and Transmation, Inc.

     The Company's Directors and officers are required to file reports with the Securities and Exchange Commission concerning ownership of Company stock. Diana R. Kurty became subject to reporting upon her election as an officer on December 15, 1994, however, the filing of her initial report was inadvertently delayed beyond the ten-day period due to a clerical error. Based on its review of such reports and related written representations, the Company believes that all other filing requirements were met by its Directors and officers.


ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS


     Non-employee Directors are paid an annual retainer of $20,000 per year. In addition, they are paid $1,000 per day for attendance at each board meeting, $800 per day for attendance at each committee meeting provided the committee meeting is held on other than a regular board meeting date and $400 per day for attendance at each committee meeting held on a regular board meeting date. The Chairman of the Board is paid an additional retainer of $60,000 per year and is provided with the use of a Company car. All committee chairpersons are paid an additional retainer of $2,800 per year. Employee Directors do not receive any additional remuneration for their services as a Director.


     Each non-employee Director of the Company receives, on the first stock trading day following each annual Stockholder's Meeting, an option to purchase one thousand five hundred (1,500) shares of the Company's Common Stock at the closing sale price per share as reported on the NASDAQ on that date.


     Non-employee Directors are participants in the Retirement Plan for Non-employee Directors (the "Plan") which became effective on June 21, 1994. A Director who retires with a minimum of ten years of service is entitled to receive a retirement benefit in an amount equal to his or her final annual retainer, which is presently $20,000, for a term equal to the period of service. Plan benefits vest as follows: 50% after five years of service with an additional 10% for each year of service from six through ten.


     The Board of Directors held nine (9) meetings during 1994, and all of the Directors attended more than 75% of the meetings of the Board and Committees on which they served.

                   AUDIT COMMITTEE AND COMMITTEE ON DIRECTORS


     The Audit Committee of the Board of Directors recommends to the Board of Directors the appointment of auditors, reviews the plan and results of the audit performed by the auditors and the plan and scope of the Corporation's internal auditing procedures, approves each professional service provided by the auditors, considers the range of audit and non-audit fees, reviews the adequacy of the Corporation's internal accounting controls and directs and supervises investigations into the foregoing matters. The Audit Committee held two (2) meetings during 1994.


     The Board of Directors also has a Committee on Directors which recommends nominees for election as Directors and considers the performance of incumbent Directors in determining whether to nominate them to stand for re-election. In addition, the Committee on Directors will consider nominees recommended by stockholders and has established a procedure to consider such nominees whereby stockholders shall submit written recommendations of nominees for election to the Board of Directors to the Secretary of the Corporation no later than the December 10th immediately preceding the Annual Meeting of Stockholders at which the election is to be held, accompanied by the written consent of the recommended person to serve if elected and his or her complete biographical data, particularly with respect to business or other experience bearing upon such person's qualifications. The Committee on Directors held four (4) meetings during 1994.

                     SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth security ownership information, with respect to beneficial owners of more than five percent of the Company's Common Stock, by Directors, by the Executive Officers listed in the Summary Compensation Table on page 14 and by all Directors and Executive Officers as a group, each of whom has sole voting and investment powers over such shares.



                                                                           Percent of
            Name                                     No. of Shares           Class
            ----                                     -------------           -----
FMR Corp.                                           2,753,970 (1)            13.0%
82 Devonshire Street
Boston Massachusetts

The State Teachers Retirement Board of Ohio         1,653,200 (2)             7.8%
275 Broad Street
Columbus, Ohio

SunTrust Banks, Inc.                                1,232,600 (3)             5.8%
25 Park Place, N.E.
Atlanta, Georgia

Thompson, Siegel & Walmsley, Inc.                   1,135,700 (4)             5.4%
5000 Monument Avenue
Richmond, Virginia

William W. Goessel                                      9,304 (5)               *

Melvin Howard                                           9,381 (6)               *

Barbara B. Lucas                                        5,432 (7)               *

Thomas C. McDermott                                    10,381 (8)               *

James C. Miller III                                     7,638 (9)               *

Peter Oddleifson                                       11,228 (10)              *

Arthur M. Richardson                                    9,866 (11)              *

Frank J. Zonarich                                      63,401 (12)              *

John M. Morphy                                         52,037 (13)              *

John P. Murphy                                          4,666 (14)              *

Mary Ann Lambertsen                                    10,057 (15)              *

All Directors and Executive Officers (14 persons)     238,200 (16)            1.1%
-----
(1)   Sole voting power with respect to 601,000 shares and sole dispositive power with respect to 2,753,970 shares.
(2)   Sole voting power and sole dispositive power with respect to 1,653,200 shares.
(3)   Sole voting power with respect to 846,500 shares, sole dispositive power with respect to 1,225,400 shares and shared dispositive power with respect to 5,100 shares.
(4)   Sole voting power with respect to 556,675 shares, shared voting power with respect to 384,475 shares, sole dispositive power with respect to
      1,129,500 shares and shared dispositive power with respect to 6,200 shares.
(5)   Includes options to purchase 8,281 shares.
(6)   Includes options to purchase 8,281 shares.
(7)   Includes options to purchase 3,986 shares.
(8)   Includes options to purchase 7,486 shares.
(9)   Includes options to purchase 6,637 shares.
(10)  Includes options to purchase 8,281 shares.
(11)  Includes options to purchase 8,281 shares.
(12)  Includes options to purchase 54,767 shares.
(13)  Includes options to purchase 47,145 shares.
(14)  Includes options to purchase 4,666 shares.
(15)  Includes options to purchase 9,020 shares.
(16)  Includes options to purchase 199,720 shares.
      * Less then 1.0%.

                   TRANSACTIONS WITH DIRECTORS AND OTHERS

     The Corporation obtained legal services from the law firm of Harris Beach & Wilcox, of which Mr. Oddleifson is a partner, during the calendar year 1994.


            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has recommended that the appointment of Deloitte & Touche as auditors for the year 1995 be ratified by the stockholders. Deloitte & Touche and their predecessors have served as auditors of the Corporation since 1908. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote "FOR" the approval of auditors, and proxies solicited will be so voted unless stockholders specify a contrary vote or abstain.


                           STOCKHOLDER PROPOSAL

     The Company has been informed by Roger F. Murray II, who states that he owns, directly and indirectly, 53,978 shares of the Company's Common Stock, that he will propose the following for action at the Annual Meeting:


     "WHEREAS, the number of authorized shares was increased to 90,000,000 to accommodate a 'poison pill' which was effectively rescinded by the 1993 repurchase of the rights issued under the 1988 Stockholder Rights Plan;

     WHEREAS, an authorization of 25,000,000 would provide an ample number of shares for all stock option and incentive plans;

     WHEREAS, stockholders, especially since they do not have preemptive rights, are entitled to have reasonable control over the issuance of shares;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors be, and hereby is, authorized and requested to take the steps necessary for an amendment of the Company's Certificate of Incorporation to reduce the number of the Company's authorized shares of Common Stock, $1.00 par value, from 90,000,000 to 25,000,000."

     Dr. Murray has submitted the following statement in support of his proposal:

     "There is no existing reason for the present huge amount of authorized shares. Whenever a material number of authorized shares has been required for an acquisition or for a stock split, stockholders have always authorized them in a timely manner. The Directors should support this proposal as evidence of their good faith in rescinding the 'poison pill' and to affirm their intention to treat stockholders as responsible owners and not as adversaries."

     The affirmative vote of a majority of the votes cast on the proposal would be necessary to approve it.

     The Board of Directors believes that the proposal is not in the best interests of the Company and its shareholders and recommends that shareholders vote AGAINST it.

     The presently authorized number of Common Shares was approved by the shareholders when they authorized an amendment to the Company's Certificate of Incorporation at the 1989 Annual Meeting by an 80% vote increasing the number from 30,000,000 to 90,000,000. The Proxy Statement for that meeting stated that "Under the amendment, the additional Common Shares would be available, in the discretion of the Board, for such purposes as acquisitions, stock dividends, stock splits, financings, public or private sales, present and future employee benefit plans, and any other appropriate corporate purpose that the Board may determine is necessary or desirable in the best interests of the Corporation and its shareholders." Those reasons remain true today, and, as was also stated in the 1989 Proxy Statement, "the ability to issue additional authorized Common Shares without additional shareholder approval will afford the Corporation greater flexibility to take advantage of favorable market, economic or other circumstances in taking future actions such as those listed above."

      The Stockholder Rights Plan was only one purpose, among those listed above, for which the additional shares might be used, and it rescission is not reason for reducing the authorized shares. The Company presently has approximately 24,000,000 shares issued or reserved for issuance so that, if the authorized number were reduced, as the proposal would urge, it would only leave approximately 1,000,000 shares for the purposes described above. The Board believes that that would be highly unusual and undesirable. The Board in no way treats shareholders as adversaries and is mindful of its responsibility to act in what it believes to be the best interests of the Company and its shareholders. It believes that the loss of flexibility that would result from such a reduction would not be in their best interests.



     The Board of Directors recommends a vote "AGAINST" the proposal and proxies solicited will be so voted unless stockholders specify a contrary vote or abstain.




                          EXECUTIVE COMPENSATION

       HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION


       The Compensation Committee of the Board of Directors (the "Board") was responsible for all of the Company's compensation-related decisions prior to its dissolution on September 19, 1994. At the beginning of 1994 the members of that Committee were William R. Fenoglio, William W. Goessel, Barbara B. Lucas, Thomas C. McDermott and Arthur M. Richardson. They had no "interlocking" relationships as defined by the Securities and Exchange Commission ("SEC") and met four times between January 1 and September 19, 1994. Mr. McDermott resigned from the Compensation Committee on June 27, 1994, prior to becoming a Company employee. Mr. Fenoglio resigned from the Board and the Committee on September 18, 1994.


     Effective September 19, 1994, the Human Resources Committee (the "Committee") of the Board, which had previously been composed of all of the non-employee Directors, was reduced in size from nine members to three members and thereafter became responsible for all compensation-related decisions. The Human Resources Committee, composed of William W. Goessel, Barbara B. Lucas, and Arthur M. Richardson, had no "interlocking" relationships as defined by the SEC, and met twice between September 19 and December 31, 1994.


     The Committee approves the design of, assesses the effectiveness of and administers the executive compensation program and certain benefit plans. The Committee administers the 1988 Stock Incentive Plan, the 1994 Incentive Plan to Increase Stockholder Value and the Executive Incentive Plan, and in this capacity, it approves all stock option grants and cash bonus awards to officers and other executives including executives named ("named executives") in the tables found herein. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.


THE OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

     The Committee is committed to implementing an executive compensation program which supports the Company's mission and facilitates the achievement of the Company's business strategies.

     It is the intent that:

      (1) the executive compensation program should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the achievement of specified Company and individual performance goals;

      (2) some of the at-risk components of pay be equity-based to encourage a close identification with the Company and align executives' interests with those of stockholders; and

      (3) the executive compensation program should enhance the Company's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Company depends.


AN OVERVIEW OF GOULDS' EXECUTIVE COMPENSATION PLANS AND 1994 COMMITTEE
ACTIONS


     The Committee annually evaluates the Company's executive compensation plans in the context of comparator companies consisting of pump industry competitors and a broader group of major durable goods manufacturers with a median size approximately equal to Goulds Pumps, Inc. Total annual pay levels (base salary plus annual cash bonuses) reflect Company financial performance, business unit financial performance and individual executive performance. Over time, and with above average financial and individual performance, the Company targets its total cash executive compensation to approximate the 60th percentile of the total cash executive compensation of the comparator companies adjusted for size.


     The number of companies in the comparator group used for compensation purposes is larger than the number of companies which comprise the industry peer group index in the Performance Graph included in this proxy statement on page 13. However, over half of the companies in the industry peer group index are also in the compensation comparator group. The Committee believes that the Company's competitors for executive talent are not necessarily the same companies that would be included in the industry peer group index established for comparing stockholder returns.

     The key elements of the Company's executive compensation program are base salary, annual cash bonuses and long-term stock price appreciation. These are addressed separately below. In determining each element of compensation, the Committee considers all components of compensation, including retirement plans, insurance and other benefits.

      The Base Salary Plan is regularly reviewed by the Committee. Executives' base salary range midpoints are targeted at the 55th percentile of comparator companies and are designed to recognize varying levels of responsibility, experience and breadth of knowledge required and internal equity. The comparator companies are surveyed periodically to determine specific compensation levels for similar executive positions. Such a review was conducted in 1994 and base salary range midpoints were adjusted accordingly.

     The Committee reviewed executive salaries and increases were awarded based on Company financial performance in general, individual executive performance and the comparator companies' compensation levels. The salaries remain within the defined salary ranges. In general the named executives' base pay falls slightly below the targeted percentile.

     The Executive Incentive Plan ("EIP"), which provides for annual cash bonuses based on Company and business unit financial performance, promotes the Company's pay-for-performance philosophy. The annual bonus opportunity allows the Company to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals.


     The EIP cash bonus opportunity is a percentage of base salary that increases with level of responsibility, thereby increasing the portion of compensation at risk. Annual cash bonus opportunities at target are designed to be slightly higher than the median with respect to competitive data from the comparator companies.

     For 1994, the Company and business unit financial performance used to determine EIP payouts was based on contribution to earnings (60%), working capital utilization (15% to 25%), and personal objectives (15% to 25%). The Committee believes these performance measures are contributing determinants of stock price over time. Including the named executives, there are approximately 80 key managers who participate in the EIP. Receipt of cash bonuses under the EIP may be deferred to a subsequent date or retirement.

     Financial performance ranging from 85% to 120% of budgeted financial performance will result in an EIP cash bonus of 50% to 150% of target cash bonus opportunity. Target cash bonus opportunities range from 35% to 55% of base salary. Participants have part of their award tied to Company financial performance and part tied to business unit financial performance. Weighting for business unit financial performance varies by executive at the Committee's discretion with respect to the executive's relative responsibility for the business unit. A minimum threshold of Company financial performance must be achieved for any portion of the EIP payout to occur. In general, performance in 1994 fell short of targeted goals and accordingly, bonus payments were below targeted payment levels.

      The 1988 Stock Incentive Plan, approved by the stockholders in 1988, and the 1994 Incentive Plan to Increase Stockholder Value, approved by the stockholders in 1994, are in keeping with the Company's commitment to provide total compensation which favors at-risk components of pay and directly links the interests of management with those of stockholders. These are the Company's only long-term incentive vehicles and are designed to provide competitive long-term incentive compensation opportunities, to tie executive long-term financial gain to increases in the Company's stock price and to increase Company stock ownership among key managers.

     Stock options are normally granted annually based on an assessment of the comparator companies' competitive data, past grants made to executives, and current Company stock holdings of the executives. The long-term incentive program targets its awards at the median of similar awards at the comparator companies. Stock options are granted at an option price not less than the fair market value of the Common Stock on the date of grant and will have value only if the stock price appreciates from the date the options are granted. The stock option grants vest at 25% per year for four years to aid in the retention of executives and key managers. The Option Grants in Last Fiscal Year table on page 15 gives a summary of stock option shares granted under the 1988 Stock Incentive Plan in fiscal 1994 to the named executives. No awards were granted under the 1994 Incentive Plan to Increase Stockholder Value.


COMPENSATION AND SEPARATION PAYMENTS FOR THE FORMER CHIEF EXECUTIVE OFFICER

      Mr. Stephen V. Ardia terminated his employment on June 22,1994 and was granted the severance benefits shown on the Summary Compensation Table on page 14. The severance benefits, which include two years' base salary and Company provided insurance and miscellaneous benefits, took into consideration Mr. Ardia's level of responsibility and 24 years of service. During the severance period, payments will be reduced by any compensation Mr. Ardia may receive from another employer. Benefits payable after the severance period include Mr. Ardia's earned retirement benefit as calculated under the normal provisions of the Company's retirement plan and the Supplemental Executive Pension Plan, a supplementary cash payment until the Social Security age of 62 and an amount associated with the election of a joint and survivor annuity. Stock options already held by Mr. Ardia will be treated according to the provisions of those plans.


COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     In seeking a new CEO, the Board of Directors sought a person with a proven record of strong leadership and success, who could build on the Company's strengths and enhance its performance. They chose Thomas C. McDermott who had served as President and Chief Operating Officer of Bausch & Lamb Incorporated and also served on the Goulds Pumps, Inc. Board of Directors for the preceding six years.

     On June 28, 1994, the Board of Directors and Goulds Pumps, Inc. entered into an agreement with Mr. McDermott to become the Chief Executive Officer of the Company. Mr. McDermott's 1994 compensation was governed by a memorandum of understanding, the terms of which are in keeping with the Company's executive compensation philosophy as described above. The material details of the memorandum of understanding are set forth on page 12 of this proxy statement.


COMPANY RESPONSE TO POTENTIAL LIMITS TO DEDUCTIBILITY OF EXECUTIVE PAY

     Since no employee in 1995 is expected to reach the annual $1 million dollar limit for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Committee has determined that it is not in the Company's current interest to substantially revise compensation programs in response to the Code. The Committee will continue to evaluate the advisability of amending or changing its compensation programs in this respect in future years.

SUMMARY

     The Committee believes the executive compensation program, through the Committee's administration of the component plans, continues to ensure the Company's ability to attract, retain, and motivate the executive resources required to enhance stockholder value. The Committee's competitive pay philosophy facilitates the employment and retention of talented executives. The emphasis on variable pay and the tie to both short- and long-term financial results and stock performance, directly links compensation to critical measures of Company performance. We believe these elements, in combination, further the best interests of the Company's stockholders.

Respectfully submitted,


The Compensation Committee


   Thomas C. McDermott (resigned from the Committee June 27, 1994),Chairman William W. Goessel
   Barbara B. Lucas
   Arthur M. Richardson, Chairman beginning June 27, 1994


The Human Resources Committee

   Arthur M. Richardson, Chairman
   William W. Goessel
   Barbara B. Lucas


Pension Plan Table(1)



                                                       Years of Service
Final Average                --------------------------------------------------------------------------------
Compensation(2)                   5          10          15          20          25          30          35
---------------                   -          --          --          --          --          --          --
  $150,000 .......           $15,000    $ 30,000    $ 45,000    $ 60,000    $ 75,000    $ 82,500    $ 90,000
  $250,000 .......           $25,000    $ 50,000    $ 75,000    $100,000    $125,000    $137,500    $150,000
  $350,000 .......           $35,000    $ 70,000    $105,000    $140,000    $175,000    $192,500    $210,000
  $450,000 .......           $45,000    $ 90,000    $135,000    $180,000    $225,000    $247,500    $270,000
  $550,000 .......           $55,000    $110,000    $165,000    $220,000    $275,000    $302,500    $330,000


(1) Estimated annual pension plan benefits shown are prior to adjustment for Social Security benefits.

(2) Final Average Compensation is the sum of salary and bonus from the Summary Compensation Table.

     The Company maintains a Pension Plan and a Supplemental Executive Pension Plan in which all of the
Executive Officers listed in the Summary Compensation Table on page 14 are participants. Taken together, the two plans provide participants with a monthly retirement benefit based on the participant's final average compensation and years of service. The monthly benefit is reduced by the participant's primary Social Security benefit amount. The chart above shows the estimated benefit (stated in annual amounts) payable (prior to reduction for Social Security) beginning at age 62 for the years of credited service and final average compensation amounts shown.

     Years of Credited Service used in determining benefits for the named executives are as follows through
December 31, 1994: Mr. McDermott, 0.5 years; Mr. Ardia, 24.6 years; Mr. Zonarich, 24.8 years; Mr. Morphy,
9.7 years; Mr. Murphy, 1.5 years; Ms. Lambertsen, 3.1 years. Benefits are computed as straight-life annuity amounts which may be paid in various forms.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The Company has outstanding agreements with the named executives listed in the Summary Compensation Table on page 14, which provide that the named executives will not, in the event of the commencement of steps to effect a Change-in-Control, voluntarily leave the employ of the Company until a third person has terminated his or its efforts to effect a Change-in-Control (defined generally as acquisition of 20% or more of the outstanding voting shares or a change in a majority of the Board of Directors) or until three months after a Change-in-Control has occurred.

     In the event of a qualifying termination of the named executive's employment within two years of a Change-in-Control, he or she is entitled to three years' compensation including bonus, retirement benefits equal to the benefits he or she would have received had he or she completed three additional years of employment, continuation of all life, accident, health, savings and other fringe benefit plans for three years, and relocation assistance. In addition, the named executives are covered by a non-Change- in-Control severance policy equal to one year's base salary.

     The Company also has agreements with certain of its executives providing for a death benefit equal to one year's full salary, and half salary thereafter until the employee would have reached age 65, with a minimum aggregate payment of 1.5 times salary, if death occurs while the executive is actively employed, disabled, or retired. If death occurs after age 65, the employee's beneficiary will receive a sum equal to 1.5 times the employee's salary during the last year worked. Insurance policies, each for $100,000, have been purchased by the Company naming the employee as the owner. The remaining obligations of the Company are insured. The continuation payments provided by the Company are net of the $100,000 policy provided to the executive and referred to on page 14 in the Summary Compensation Table footnotes.

     Mr. Ardia terminated his employment on June 22,1994 and was granted the severance benefits shown on the Summary Compensation Table on page 14. The severance benefits, which include two years' base salary and Company provided insurance and miscellaneous benefits, took into consideration Mr. Ardia's level of responsibility and 24 years of service. During the severance period, payments will be reduced by any compensation Mr. Ardia may receive from another employer. Benefits after the severance period include Mr. Ardia's earned retirement benefit as calculated under the normal provisions of the Company's retirement plan and the Supplemental Executive Pension Plan, a supplementary cash payment until the Social Security age of 62 and an amount associated with the election of a joint and survivor annuity. Stock options already held by Mr. Ardia will be treated according to the provisions of those plans.

     The arrangements for hiring Mr. McDermott as the Chief Executive Officer of the Company were specified in a memorandum of understanding dated June 28, 1994. The agreement provides Mr. McDermott with: an annual salary of $500,000 with a salary review on January 1, 1996; an annual incentive target award opportunity under the Executive Incentive Plan of 55% of base salary with the amount in 1994 (prorated for his time in the job) to be the greater of target or actual full year Company financial performance; stock options granted upon date of employment under the 1988 Stock Incentive Plan in the amount of 75,000 shares at a price equal to the closing price of the stock on June 27, 1994; and relocation assistance.

                                  GOULDS PUMPS
                   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                         VS. S&P 500 AND PEER GROUP INDICES


     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.



                   Comparison of Five-Year Cumulative Total Return
                        December 1989 through December 1994




                                   [CHART]



     Assumes $100 is invested on December 31, 1989 in Goulds Pumps, Inc. common stock, the S&P 500 Index, and peer group common stock. Cumulative total return assumes reinvestment of dividends.


                                        Fortune
                                     Industrial and
                                     Farm Equipment
                           Goulds      Industry-
           Date            Pumps     Peer Group(1)     S&P 500
           ----            -----     -------------     -------
      December 1989       $100.00       $100.00        $100.00
      December 1990        111.17         84.00          96.89
      December 1991        139.99         88.98         126.28
      December 1992        153.23        100.49         135.88
      December 1993        159.92        142.25         149.52
      December 1994        144.15        139.95         151.55



FORTUNE INDUSTRIAL AND FARM EQUIPMENT COMPANIES(1)(3)

Tenneco Inc.                           The Timken Company                  Cincinnati Milacron
Caterpillar Inc.                       TRINOVA Corporation                 Clark Equipment Company
Deere & Company                        Detroit Diesel(2)                   Lincoln Electric Co.
The Black & Decker Corporation         NACCO Industries Inc.               IMO Industries Inc.
Cummins Engine Company, Inc.           Tecumseh Products Company           Stewart & Stevenson Services, Inc.
Dresser Industries, Inc.               Pentair, Inc.                       Figgie International, Inc.
Ingersoll-Rand Company                 Crane Co.                           Nortek Inc.
Baker Hughes Incorporated              Harnischfeger Industries, Inc.      Terex Corporation
Parker-Hannifin Corporation            Briggs & Stratton Corporation       The Toro Company
Dover Corporation                      Applied Materials, Inc.             Teleflex Incorporated(2)
York International Corporation         Outboard Marine Corporation

-----
(1)   Ranked by sales size.
(2)   New to peer group list.
(3)   Removed from prior year peer group list by virtue of no longer being included in the Fortune Industrial and Farm Equipment Companies published list:
      Great American Management & Investment
      Dresser-Rand Company
      Giddings & Lewis, Inc.
      AM International
      Kennametel Inc.

SUMMARY COMPENSATION TABLE

                                                 Annual Compensation                           Long-Term Compensation
                                       -----------------------------------------   --------------------------------------------
                                                                       Other       Restricted Securities           All
                                                                       Annual      Stock      Underlying  LTIP     Other
Name and Principal Position   Year     Salary($)(a)    Bonus($)(b) Compensation($) Awards     Options(#) Payouts   Compensation
---------------------------   ----     ------------    ----------- --------------- ------     ---------- -------   ------------
Thomas C. McDermott           1994       $255,769       $140,672           -           -       76,500        -      $205,284(c)
  President and CEO
  (eff. 06/28/94)

Stephen V. Ardia              1994        228,050         98,044           -           -       55,883        -     1,335,031(d)
  President and CEO           1993        434,400              0           -           -       56,165        -         2,101(e)
  (until 06/22/94)            1992        426,924        103,785           -           -       55,700        -         2,101(e)

Frank J. Zonarich             1994        227,350         67,827           -           -       14,915        -         2,332(e)
  Group Vice President        1993        216,419              0           -           -       14,990        -         3,372(e)
  Water Technologies          1992        209,001         65,208           -           -       15,100        -         3,372(e)

John M. Morphy                1994        224,250         73,697           -           -       14,774        -         1,564(e)
  Group Vice President        1993        214,375              0           -           -       14,848        -         1,564(e)
  Industrial Products         1992(f)     192,869         45,671           -           -       13,500        -         1,564(e)

John P. Murphy                1994        183,125         50,100           -           -       12,663        -         3,701(g)
  Vice President Finance and  1993(h)      70,384         63,000    9,121(i)           -        5,000        -        39,423(j)
  Chief Financial Officer

Mary Ann Lambertsen           1994        167,417         45,803           -           -        6,271        -         2,013(e)
  Vice President              1993        159,542              0    7,670(i)           -        6,303        -        23,660(k)
  Human Resources             1992        154,500         32,012           -           -        6,450        -         1,846(e)


(a) Includes amounts paid and deferred.
(b) Includes amounts paid or deferred in the year following for services rendered in the year indicated.
(c) Relocation expense reimbursement-$202,754; Executive Security Plan premium-$2,530-the premium associated with a whole life policy paid for by the Company on the executive's behalf.
(d) Represents the total severance payment to be made to S. V. Ardia in installments. See Termination of
    Employment on page 12.
(e) Executive Security Plan-the premium associated with a whole life policy paid for by the Company on the executive's behalf.
(f) Job change from CFO to Group Vice President in 1992.
(g) Executive Security Plan-$2,302; relocation expense reimbursement-$1,399.
(h) Date of hire 08-11-93.
(i) Relocation expense tax gross-ups; a one time reimbursement.
(j) Executive Security Plan-$959; relocation expense reimbursement-$38,464.
(k) Executive Security Plan-$2,013; relocation expense reimbursement-$21,647.




OPTION GRANTS IN LAST FISCAL YEAR

                               Number of
                               Securities               % of Total
                               Underlying               Options       Exercise                                     Grant Date
                               Options                  Granted to    Price                Expiration               Present
          Name                 Granted                  Employees     Per Share            Date                    Value(b)
          ----                 -------                  ---------     ---------            ----                    --------
Thomas C. McDermott             1,500(a)                 n/a          $21.875             May 5, 2004             $  8,160
                               75,000                   23.03%         20.500             Jun 27, 2004             378,750
Stephen V. Ardia               55,883                   17.16%         24.875             Jan 4, 2004              321,327
Frank J. Zonarich              14,915                    4.58%         24.875             Jan 4, 2004               85,761
John M. Morphy                 14,774                    4.54%         24.875             Jan 4, 2004               84,951
John P. Murphy                 12,663                    3.89%         24.875             Jan 4, 2004               72,812
Mary Ann Lambertsen             6,271                    1.93%         24.875             Jan 4, 2004               36,034


(a) Shares granted as a non-employee Director.

(b) Black-Scholes Assumption Disclosure:

The estimated grant date present value reflected in the above table is determined using the Black-Scholes
Model. The material assumptions and adjustments incorporated in the Black-Scholes Model in estimating the value of the options reflected in the above table include the following:

    *  An exercise price of the options ($21.875, $20.500, $24.875) equal to the fair market value of the underlying stock on the dates of grant;
    *  An interest rate (6.7%) that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term;
    *  Volatility (29.63%) calculated using daily stock prices for the one-year period prior to the grant dates;
    *  A dividend yield of 3.59%, representing the annualized dividends paid with respect to a share of common stock as of the dates of grant; and
    *  A 25% reduction to reflect both the probability of forfeiture due to termination prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date.
    *  An option term of ten years.

The ultimate values of the options will depend on the future market price of Goulds Pumps' stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES




                                                         Number of Securities
                           Number of                     Underlying Unexercised       Value of Unexercised
                           Shares                        Options Held at              in-the-Money Options Held
                           Acquired on  Value            Fiscal Year End              at Fiscal Year End
      Name                 Exercise     Realized ($) Exercisable   Unexercisable    Exercisable    Unexercisable
      ----                 --------     ------------ -----------   -------------    -----------    -------------
Thomas C. McDermott            795          -398          5,986          76,500         $2,385          $84,375
Stephen V. Ardia             6,667        68,337        142,249         132,299        290,073           15,299
Frank J. Zonarich                0             0         40,562          36,661         75,971            7,015
John M. Morphy               4,881        33,616         33,801          35,224         60,356            6,089
John P. Murphy                   0             0          2,000          15,663              0                0
Mary Ann Lambertsen            537           806          4,264          14,223              0                0


                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     All proposals by stockholders intended to be presented at the next Annual Meeting of Stockholders (1996) must be received by the Corporation by December 2, 1995, in order to be included in the Corporation's proxy statement and form of proxy for the 1996 Annual Meeting.



                   OTHER MATTERS AND SOLICITATION OF PROXIES

     The Board of Directors does not know of any matters other than those discussed herein which will be presented at the meeting. However, if any matters properly come before the meeting, the person or persons voting the enclosed proxy form intend to vote in accordance with their best judgment on any such matters.

     In addition to the solicitation of proxies by use of the mails, the Company will utilize the services of some of its Executive Officers and regular employees (who will receive no compensation therefor in addition to their regular remuneration) to solicit proxies personally and by telephone and telefax from brokerage houses and other stockholders. The Company intends to request banks and brokers who hold shares in their names or in custody, or in the names of nominees for others, to forward copies of the proxy material to those persons for whom they hold such shares and to request authority for the execution of proxies. The Company will reimburse such banks and brokers for their out-of-pocket expenses incurred in connection therewith. The Company has also retained the firm of D.F. King & Co., Inc. to assist in obtaining proxies. That fee, in the amount of $10,000 plus reasonable expenses, as well as all other costs of soliciting proxies, will be borne by the Company.

                                    By Order of the Board of Directors



                                       EUGENE B. BRADSHAW
                                            Secretary


Seneca Falls, New York
March 31, 1995



     A copy of the Annual Report of the Company on Form 10-K for its most recent fiscal year, as filed with the Securities and Exchange Commission, will be furnished upon request and without charge to beneficial holders of the stock of the Company. Such request must set forth a good faith representation that, as of the record date for the Annual Meeting of Stockholders, the person making the request was a beneficial owner of securities entitled to vote at such meeting, and should be addressed to Mr. Eugene B. Bradshaw, Secretary, Goulds Pumps, Inc., 300 WillowBrook Office Park, Fairport, New York 14450-4285.

                             PROXY

                    GOULDS PUMPS, INCORPORATED
            PROXY SOLICITED BY THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF STOCKHOLDERS MAY 3, 1995

     I/(We) hereby appoint Robert L. Tarnow, Thomas C. McDermott and Peter Oddleifson, or the majority of them, as Proxies, with full power of substitution, to represent me (us) and to vote all my (our) stock in Goulds Pumps, Incorporated, on all matters which may come before the 1995 Annual Meeting of Stockholders of the Company and any adjournment thereof. Said Proxies are directed to vote as hereafter indicated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2 AND "AGAINST" PROPOSAL 3.

Nominees:   William W. Goessel, Melvin Howard, Barbara B. Lucas, Thomas C.
            McDermott, James C. Miller III, Peter Oddleifson and Arthur M.
            Richardson.


1. ELECTION OF DIRECTORS


FOR all nominees listed                   WITHHOLD AUTHORITY
(except as marked to the                  to vote for all nominees
contrary) [ ]                             listed [ ]


(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

-------------------------------------------------------------------------------

2. Proposal to ratify the appointment of Deloitte & Touche as independent auditors for 1995.


                                          FOR [ ] AGAINST [ ] ABSTAIN [ ]

                                 (Continued and to be signed on the other side)

3. Stockholder proposal to authorize and request that the Board of Directors reduce the number of authorized shares of Common Stock ($1 par value) from 90 million to 25 million.

                              FOR [ ] AGAINST [ ] ABSTAIN [ ]

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

                              FOR [ ] AGAINST [ ] ABSTAIN [ ]

     This Proxy, when properly executed, will be voted in the manner directed hereon. If no direction is made, it will be voted "FOR" proposals 1 and 2 and "AGAINST" proposal 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.


                                          Dated:......................  , 1995

                                          ------------------------------------

                                          ------------------------------------

                                          ------------------------------------

                                          (Please sign as name appears at left)